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                                                                     EXHIBIT 5.1

[COOLEY GODWARD LETTERHEAD]

February 14, 2000


Tularik Inc.
Two Corporate Drive
South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Tularik Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the resale of up to 263,001 shares of the Company's Common Stock, $.001 par value (the "Shares").

In connection with this opinion, we have examined the Registration Statement, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By: /s/ Suzanne Sawochka Hooper
   ----------------------------
   Suzanne Sawochka Hooper